Exhibit 18
KPMG LETTERHEAD

July 15, 2004


The Board of Directors
Culp, Inc.
P.O. Box 2686
High Point, North Carolina 27261


Dear Directors:

We have audited the consolidated balance sheets of Culp, Inc. and subsidiaries (the "Company") as of May 2, 2004 and April 27, 2003, and the related consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended May 2, 2004, and have reported thereon under date of June 4, 2004. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended May 2, 2004. As stated in Note 1 to those consolidated financial statements, the Company changed its method of accounting for inventories from the lower of last-in, first-out (LIFO) cost or market to the lower of first-in, first-out (FIFO) cost or market and states that the newly adopted accounting principle is preferable in the circumstances as it provides a better matching of revenue and expenses. Additionally, the change will enable the financial reporting to parallel the way management assesses the financial and operating performance of the Company's segments. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

\S\ KPMG LLP
Greensboro, North Carolina